Exhibit 2.5

FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER

This First Amendment to Agreement and Plan of Merger (this “Amendment”), is dated as of April 28, 2023, by and among Akerna Corp., a Delaware corporation (“Acquiror”), Akerna Merger Co., a Delaware corporation and a wholly owned subsidiary of Acquiror (“Merger Sub”), and Gryphon Digital Mining, Inc., a Delaware corporation (the “Company”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Merger Agreement (as defined below).

RECITALS

A. WHEREAS, Acquiror, Merger Sub and the Company are parties to an Agreement and Plan of Merger, dated as of January 27, 2023 (the “Merger Agreement”);

B. WHEREAS, in connection with the entry by Acquiror, Merger Sub and the Company into the Merger Agreement, Acquiror also entered into a Securities Purchase Agreement (the “POSaBIT SPA”) with Akerna Canada Ample Exchange Inc., an Ontario corporation and a wholly owned subsidiary of Acquiror (“Akerna Exchange”), and POSaBIT Systems Corporation, a British Columbia corporation (“POSaBIT”), pursuant to which Acquiror agreed to sell to POSaBIT all of the membership interests of its wholly owned subsidiary MJ Freeway, LLC, a Colorado limited liability company (“MJF”), and Akerna Exchange agreed to sell to POSaBIT all of the outstanding capital stock of its wholly owned subsidiary, Ample Organics Inc., an Ontario corporation (“Ample”), for $4,000,000 in cash, on the terms and subject to the conditions set forth in the POSaBIT SPA

C. WHEREAS, on March 22, 2023, Alleaves, Inc., a Delaware corporation (“Alleaves”) submitted an unsolicited proposal to Acquiror to acquire MJF and Ample for $5,000,000 in cash (the “Alleaves Proposal”);

D. WHEREAS, on March 26, 2023, the Board of Directors of Acquiror determined that the Alleaves Proposal constituted a Superior Offer (as defined in the POSaBIT SPA), and Acquiror terminated the POSaBIT SPA in order to accept the Alleaves Proposal;

E. WHEREAS, on the date hereof, Acquiror, Akerna Exchange and MJ Acquisition Corp. a Delaware corporation (“MJA”), with funding in part from Alleaves, are entering into a definitive Securities Purchase Agreement (the “MJA SPA”), pursuant to which MJA would acquire MJF and Ample, on the terms and subject to the conditions set forth therein; and

F. WHEREAS, in connection with the entry Acquiror, Akerna Exchange and MJA into the MJA SPA, Acquiror, Merger Sub and the Company desire to amend certain provisions of the Merger Agreement to substitute the MJA SPA and the transactions contemplated thereby for the POSaBIT SPA and the transactions contemplated thereby.

AGREEMENT

In consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Parties agree as follows:

1. Modification to Section 1.1. The definition of “MJF Purchaser” in Section 1.1 of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

“MJF Purchaser” meansMJ Acquisition Corp., a Delaware corporation.

2. Consent to MJA SPA and Sale Transaction Agreements. By executing and delivering this Amendment, the Company hereby consents to the entry by Acquiror and Akerna Exchange into the Alleaves SPA and the other Sale Transaction Agreements contemplated thereby for all purposes under the Merger Agreement, including Section 6.1 thereof.

3. Amendment and Ratification. Except as specifically amended hereby, all terms, conditions, covenants, representations, and warranties contained in the Merger Agreement shall remain in full force and effect and shall be binding upon the Parties.

4. Entire Agreement; Assignment. The Merger Agreement, as amended hereby and together with the Ancillary Documents and the Confidentiality Agreement, constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof. This Amendment may not be assigned by any Party (whether by operation of law or otherwise) without the prior written consent of Acquiror and the Company. Any attempted assignment of this Amendment not in accordance with the terms of this Section 4 shall be void.

5. Parties in Interest. This Amendment shall be binding upon and inure solely to the benefit of each Party and its successors and permitted assigns, and nothing in this Amendment, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Amendment.

6. Governing Law. This Amendment and all disputes or controversies arising out of or relating to this Amendment, including the applicable statute of limitations, shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of Delaware.

7. Counterparts; Electronic Signatures. This Amendment may be executed manually or electronically in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Amendment by facsimile, e-mail, or scanned pages shall be effective as delivery of a manually executed counterpart to this Amendment.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed as of the date first written above.

AKERNA CORP.

By:	/s/ Jessica Billingsley
	Name:	Jessica Billingsley
	Title:	Chief Executive Officer

AKERNA MERGER CO.

By:	/s/ Jessica Billingsley
	Name:	Jessica Billingsley
	Title:	Chief Executive Officer

GRYPHON DIGITAL MINING, INC.

By:	/s/ Rob Chang
	Name:	Rob Chang
	Title:	Chief Executive Officer

[SIGNATURE PAGE TO FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER]

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